Exhibit 5.1

[•] 2011

Dear Sirs

LaShou Group Inc.

We have acted as counsel as to Cayman Islands law to LaShou Group Inc. (the “Company”) in connection with the Company’s public offering (the “IPO”) of up to [•] American Depositary Shares (“ADSs”) (including the exercise of over-allotments), each ADS representing [•] Class B Ordinary Shares in the Company with a par value of US$0.0000005 each (the “Shares”).

The IPO is being underwritten pursuant to an underwriting agreement dated [•] 2011 among the Company, the Controlling Shareholders (as defined therein)[,the Selling Shareholders (as defined therein)] and the Representative of the Underwriters named therein (the “Underwriting Agreement”).  The ADSs will be issued in accordance with a deposit agreement dated [•] 2011 among the Company, JPMorgan Chase Bank N.A. as the depositary (the “Depositary”) and the holders and beneficial owners from time to time of the ADSs issued thereunder (the “Deposit Agreement”).

This opinion is being delivered to you pursuant to Section [8(g)] of the Underwriting Agreement.

1                                         Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1                                 The certificate of incorporation of the Company dated 19 May 2010.

1.2                                 The second amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 23 March 2011 and effective on 6 April 2011.

1.3                                 The third amended and restated memorandum and articles of association of the Company as conditionally adopted by special resolution passed on [•] 2011 and effective immediately upon the completion of the Company’s initial public offering of ADSs representing its Class B Ordinary Shares (the “Memorandum and Articles of Association”).

1.4                                 The written resolutions of the board of directors of the Company dated [•] 2011 (the “Board Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.5                                 The written resolutions of the shareholders of the Company dated [•] 2011 (the “Shareholders’ Resolutions” and together with the Board Resolutions, the “Resolutions”).

1.6                                 A certificate of good standing in respect of the Company dated [•] 2011 issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.7                                 A certificate from a director of the Company dated [•] 2011, a copy of which is annexed hereto as Annexure A (the “Director’s Certificate”).

1.8                                 The registration statement on Form F-1 (Registration No.[•]), as amended (the “F-1”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on [•] 2011.

1.9                                 The registration statement on Form 8-A (Registration No.[•]), as amended (the “8-A”) filed with the SEC on [•] 2011.

1.10                           The registration statement on Form F-6 (Registration No.[•]), as amended (the “F-6” and, together with the F-1 and 8-A, the “Registration Statements”) filed with the SEC and declared effective by the SEC on [•] 2011.

1.11                           The preliminary prospectus forming part of the Registration Statements filed with the SEC on [•] 2011 (the “Preliminary Prospectus”).

1.12                           The free writing prospectus dated [•] 2011 (this together with the Preliminary Prospectus are collectively referred to as the “Pricing Disclosure Package”).

1.13                           The final prospectus dated [•] 2011 (the “Prospectus”).

1.14                           The Underwriting Agreement.

1.15                           The Deposit Agreement.

The documents referred to in paragraphs 1.14 to 1.15 above are collectively referred to as the “Transaction Documents”.  Terms used herein have the same meanings given in the Underwriting Agreement unless otherwise defined.

2                                         Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion.  In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1                                 The Transaction Documents have been or will be authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2                                 The Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3                                 The choice of the laws of the State of New York as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.4                                 Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.5                                 All signatures, initials and seals are genuine.

2.6                                 The power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.

2.7                                 All conditions precedent contained in the Transaction Documents have been satisfied or duly waived and there has been no breach of the terms of the Transaction Documents at the date hereof.

2.8                                 None of the parties to the Transaction Documents (other than the Company) is a company incorporated, or a partnership or foreign company registered, under applicable Cayman Islands law and all activities of such parties in relation to the Transaction Documents and any transactions entered into thereunder have not been and will not be carried on through a place of business in the Cayman Islands.

2.9                                 There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations under the Transaction Documents.

2.10                           There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing.  Specifically, we have made no independent investigation of the laws of the State of New York.

3                                         Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                                 The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2                                 The Company has full corporate power and authority under the Memorandum and Articles of Association to own, lease and operate its properties and assets and to carry on its business as described in the Registration Statements, the Pricing Disclosure Package and the Prospectus and to enter into, execute and perform its obligations under the Transaction Documents.

3.3                                 The Company has the authorised and issued share capital as set out in the section headed “Capitalization” in the Registration Statements, the Pricing Disclosure Package and the Prospectus.  All of the issued shares in the capital of the Company:

(a)                                  have been duly and validly authorised and issued;

(b)                                 are fully paid and non-assessable (meaning that no further sums are payable to the Company on such shares);

(c)                                  are not subject to any pre-emptive or similar rights under Cayman Islands law or the Memorandum and Articles of Association; and

(d)                                 conform to the description thereof contained in the Registration Statements, the Pricing Disclosure Package and the Prospectus.

3.4                                 The register of members of the Company is prima facie evidence of the matters set out therein and a member registered in the register of members will be deemed, as a matter of Cayman Islands law, to have legal title to those shares as set against its name in the register of members.

3.5                                 The sale, issuance and allotment of the Shares and the ADSs representing such shares have been duly authorised and do not violate, conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles of Association or any law, public rule or regulation applicable to the Company in the Cayman Islands currently in force or an existing order or decree of any governmental authority or agency or official body in the Cayman Islands.  When issued by the Company in accordance with the terms of the Transaction Documents against payment in full of the consideration thereof set out in the Transaction Documents and the appropriate entries made on the register of members of the Company, the Shares underlying the ADSs will be validly issued and allotted as fully paid and non-assessable (meaning that no further sums are payable to the Company on such shares) and will not be subject to any pre-emptive or similar rights under Cayman Islands law or the Memorandum and Articles of Association and conform to the description thereof contained in the Registration Statements, the Time of Sale Prospectus and the Prospectus.

3.6                                 Aside from those restrictions which are contained in the Memorandum and Articles of Association and described in the Registration Statements, the Pricing Disclosure Package and the Prospectus under “Description of Share Capital”, there are no other restrictions under Cayman Islands law:

(a)                                  on the transfer of any of the Shares; or

(b)                                 on the rights of any holders of the Shares to hold or vote such Shares.

3.7                                 Based on the register of members of the Company as maintained at its registered office and in effect on the date hereof, a true and correct copy of which is attached hereto as Annexure B, the Depositary or its designee is the registered holder of [•] Shares all of which are represented by the ADSs being offered in the IPO.

3.8                                 Based solely on our review of the register of members of the Company as maintained at its registered office, there are no entries or notations indicating any third party interests, including any security interest, on the register of members of the Company as at the date hereof.

3.9                                 The execution and delivery of the Transaction Documents and the performance by the Company of its obligations thereunder, including, without limitation, the issuance, offer and sale of the Shares, the filing of the Registration Statements, the Pricing Disclosure Package and the Prospectus with the SEC, the deposit of the Shares with the Depositary against the issuance of ADSs and the issuance, offer and sale of ADS, have been authorised by and on behalf of the Company, and do not conflict with or result in a breach of (a) any of the terms or provisions of the Memorandum and Articles of Association, (b) any law, public rule or regulation applicable to the Company in the Cayman Islands currently in force or (c) any existing order or decree of any governmental authority or agency or any official body in the Cayman Islands currently in force.

3.10                           The Transaction Documents (as executed by [•] as authorised pursuant to the Board Resolutions) have been duly executed and delivered for and on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

3.11                           No authorisations, consents, approvals, licences, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the Cayman Islands in connection with:

(a)                                  the creation, execution or delivery of the Transaction Documents;

(b)                                 subject to the payment of the appropriate stamp duty, enforcement of the Transaction Documents against the Company;

(c)                                  the performance by the Company of its obligations under any of the Transaction Documents;

(d)                                 the issuance, sale and offer of the ADSs;

(e)                                  the execution, delivery or performance of the Transaction Documents by the Depositary;

(f)                                    the payment of any amount under the Transaction Documents;

(g)                                 the filing of the Registration Statements with the SEC;

(h)                                 the issuance, sale, offer or transfer of any Shares and the deposit of the Shares with the Depositary against the issuance by the Depositary of the ADSs;

(i)                                     the listing of the ADSs on the NASDAQ Global Market;

(j)                                     the deposit with the custodian (on behalf of the Depositary) of the Shares for the account of the Underwriters pursuant to the terms of the Deposit Agreement; or

(k)                                  the payment of dividends and other distributions declared and payable on the Shares (including to the Depositary).

3.12                           The statements in the Registration Statements, the Pricing Disclosure Package and the Prospectus under “Risk Factors”, “Enforceability of Civil Liabilities”, “Dividend Policy”, “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Taxation”, “Management — Duties of Directors”, “Description of Share Capital”, “Taxation — Cayman Islands Taxation” and “Underwriting — Selling Restrictions” (in each case to the extent, and only to the extent, that such statements relate to or are summaries of Cayman Islands law) are accurate and fairly present the information and summarise the matters referred to therein.

3.13                           The summaries of the Memorandum and Articles of Association and of the relevant Cayman Islands company law contained in the Registration Statements, the Pricing Disclosure Package and the Prospectus are true, accurate and complete in the context in which they appear.

3.14                           No taxes, fees or charges (other than stamp duty) are payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of:

(a)                                  the execution or delivery of the Transaction Documents or performance by any of the parties of their respective obligations thereunder;

(b)                                 the enforcement of the Transaction Documents;

(c)                                  the issuance and sale of the Shares by the Company pursuant to the terms of the Underwriting Agreement;

(d)                                 payments made under, or pursuant to, the Transaction Documents;

(e)                                  the payment of dividends and other distributions declared and payable on the Shares or the ADSs and the payment of such dividends and other distributions by the Depositary to holders of the ADSs pursuant to the Deposit Agreement;

(f)                                    the sale and delivery outside of the Cayman Islands by the Underwriters of the ADSs to the initial purchasers thereof;

(g)                                 the initial issuance of the Shares and the sale of the ADSs to the Underwriters in the manner contemplated in the Transaction Documents;

(h)                                 the transfer of the Shares and the sale and delivery of the ADSs by the Underwriters in the manner contemplated in the Registration Statements, the Pricing Disclosure Package and the Prospectus;

(i)                                     the filing of the Registration Statements;

(j)                                     the entering of the Depositary as the registered holder of the Shares; or

(k)                                  the deposit with the custodian (on behalf of the Depositary) of the Shares for the account of the Underwriters pursuant to the terms of the Deposit Agreement.

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

3.15                           The courts of the Cayman Islands will observe and give effect to the choice of the laws of the State of New York as the governing law of the Transaction Documents.

3.16                           Based solely on our search of the Register of Writs and Other Originating Process (the “Court Register”) maintained by the Clerk of the Court of the Grand Court of the Cayman Islands from the date of incorporation of the Company to [•] 2011 (the “Litigation Search”), the Court Register disclosed no writ, originating summons, originating motion, petition, counterclaim nor third party notice (“Originating Process”) nor any amended Originating Process pending before the Grand Court of the Cayman Islands, in which the Company is a defendant or respondent.

3.17                           The Company can sue and be sued in its own name under the laws of the Cayman Islands.

3.18                           The submission to the non-exclusive jurisdiction of any New York State or United States federal court in New York, New York (each a “New York Court”), the appointment of [CT Corporation System] as an agent to accept service of process in such jurisdiction and the waiver by the Company of any objection to the venue of a proceeding in a New York Court, pursuant to the Transaction Documents in any action or proceedings based on or arising under the Transaction Documents, is legal, valid and binding on the Company assuming that the same is true under the governing law of the Transaction Documents and under the laws, rules and procedures applying in the New York Courts.

3.19                           Although there is no statutory enforcement in the Cayman Islands of judgments obtained in New York, a judgment obtained in such jurisdiction will be recognised and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

(a)                                  is given by a foreign court of competent jurisdiction;

(b)                                 imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)                                  is final;

(d)                                 is not in respect of taxes, a fine or a penalty; and

(e)                                  was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

3.20                           It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents and the Registration Statements that any document be filed, recorded or enrolled with any governmental authority or agency or any official body in the Cayman Islands.  Apart from the payment of stamp duty, there are no acts, conditions or things required by the laws and regulations of the Cayman Islands to be done, fulfilled or performed in order to make either of the Transaction Documents admissible in evidence in the Cayman Islands.

3.21                           All dividends and other distributions declared and payable on the Shares may under the current laws and regulations of the Cayman Islands be paid to the Depositary or its designee as the registered holder of the Shares, and where they are to be paid from the Cayman Islands are freely transferable out of the Cayman Islands and there are no restrictions under Cayman Islands law which would prevent the Company from paying dividends to shareholders in U.S. Dollars or any other currency.

3.22                           There is no exchange control legislation under Cayman Islands law and accordingly there are no exchange control regulations imposed under Cayman Islands law.

3.23                           The Company is not entitled to any immunity under the laws of the Cayman Islands whether characterised as sovereign immunity or otherwise for any legal proceedings in the Cayman Islands to enforce or to collect upon the Transaction Documents.

3.24                           The indemnification and contribution provisions set out in Section 9 of the Underwriting Agreement and Section [•] of the Deposit Agreement do not contravene the public policy or the laws of the Cayman Islands.

3.25                           Neither the Underwriters nor the Depositary will be treated as resident, domiciled or carrying on or transacting business or subject to taxation in the Cayman Islands or in violation of any law thereof solely by reason of the negotiation, preparation or execution of the Transaction Documents, as applicable or the entering into of or the enforcement of their rights under the Transaction Documents, as applicable.

3.26                           Neither the Underwriters nor the Depositary will be required to be licensed, qualified or otherwise entitled to carry on business in the Cayman Islands in order to enforce their rights under, or as a consequence of the execution, delivery and performance of the Transaction Documents.

3.27                           The form of certificate used to evidence the Shares complies with applicable statutory requirements of the Cayman Islands and the Memorandum and Articles of Association.

3.28                           So far as the law of the Cayman Islands is concerned, the Transaction Documents are in proper form under the laws of the Cayman Islands for the enforcement thereof against the Company, subject in so far as such enforcement may be limited as more particularly set out in paragraph 4.1 below.

3.29                           There are no reporting obligations under the laws of Cayman Islands on holders of the Shares underlying the ADSs solely as a result of being holders of such Shares.

3.30                           The Depositary will not be subject to any reporting or similar requirements under the law of the Cayman Islands with respect to the ADSs or the Shares underlying the ADSs by virtue of its being a party to the Deposit Agreement and exercising its rights and performing its obligations thereunder.

3.31                           No holder of the Shares or ADSs outstanding after completion of the offering contemplated by the Underwriting Agreement is or will be subject to any liability in the Cayman Islands in respect of any liability of the Company by virtue only or holding any such Shares or ADSs.

4                                         Qualifications

The opinions expressed above are subject to the following qualifications:

4.1                                 The term “enforceable” as used above means that the obligations assumed by the Company under the Transaction Documents are of a type which the courts of the Cayman Islands will enforce.  It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms.  In particular:

(a)                                  enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)                                 enforcement may be limited by general principles of equity.  For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)                                  some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)                                 where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)                                  the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment.  If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)                                    arrangements that constitute penalties will not be enforceable;

(g)                                 the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(h)                                 we reserve our opinion as to the enforceability of the relevant provisions of the Transaction Documents to the extent that they purport to grant exclusive jurisdiction to the courts of a particular jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(i)                                     the irrevocable appointment of an agent for service of process may, as between the appointor and the agent, be revoked by the appointor unless given to secure (i) a proprietary interest of the agent or (ii) the performance of an obligation owed to the agent;

(j)                                     based on principles of privity of contract, any indemnity or other provision of the Transaction Documents (not being in the form of a deed) which is expressed to be in favour of persons who are not parties to the Transaction Documents may not be enforceable by such persons in the absence of a trust in their favour;

(k)                                  whilst parties to an agreement may agree inter se that respective rights and obligations take effect “as of” a date prior to the date of execution and delivery, the rights of third parties, to the extent that the same may be available thereunder, only take effect from the date of actual execution and delivery; and

(l)                                     a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there exists doubt as to enforceability of any provision in the Transaction Documents whereby the Company covenants not to exercise powers specifically given to its shareholders by the Companies Law (2010 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association, or present a petition to a Cayman Islands court for an order to wind up the Company.

4.2                                 Reference in this opinion to a “deposit” of Shares pursuant to the Deposit Agreement means the allotment and issue to the Depositary of the Shares and the registration of the Depositary (or its nominee) in the register of members of the Company as the registered holder of such Shares and the delivery to the Depositary (or its custodian) of a share certificate in respect of such registration, all for the purpose of enabling the Depositary to issue ADSs representing such Shares.

4.3                                 Applicable court fees will be payable in respect of the enforcement of the Transaction Documents.

4.4                                 Cayman Islands stamp duty may be payable if the original Transaction Documents are brought to or executed in the Cayman Islands.

4.5                                 To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

4.6                                 Under the Companies Law (2010 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2010 Revision) directs or authorises to be inserted therein.  A third party interest in the shares in question would not appear.  An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.7                                 The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands and/or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

4.8                                 A certificate, determination, calculation or designation of any party to the Transaction Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.9                                 The Litigation Search of the Court Register would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court Rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all).

4.10                           In principle the courts of the Cayman Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice.  Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

4.11                           We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.12                           We make no comment with regard to the references to foreign statutes in the Transaction Documents.

We express no view as to the commercial terms of the Transaction Documents or whether such terms represent the intentions of the parties and make no comment with regard to the representations that may be made by the Company.

This opinion is addressed to and is for the benefit solely of the addressees and may not be relied upon by, or disclosed to, any other person without our prior written consent.

Yours faithfully

Maples and Calder

Schedule

List of Addressees

1                                          Morgan Stanley & Co. International plc
25 Cabot Square, Canary Wharf
London, E14 4Qa
United Kingdom

As Representative of the several Underwriters
named in the Underwriting Agreement

2                                          JPMorgan Chase Bank N.A.
One Chase Manhattan Plaza, Floor 58
New York, New York 10005
United States of America

As the Depositary

Annexure A

Director’s Certificate

Annexure B

Register of Members

2